Exhibit 10.23
April 23, 2025
Kevin Rubin
kevin@kevinrubin.com
4533 Perham Rd
Corona del Mar, CA 92625

Dear Kevin,
We are thrilled to extend you an offer to join our team at Zscaler. We look forward to welcoming and supporting you on this exciting journey of growth and amazing experiences ahead.

Role Overview
•Your Employment Start Date: 5/26/2025
•Your Position: Chief Financial Officer
•Your Direct Manager: Jay Chaudhry
•Your Work Location: San Jose Office, CA

Compensation Package
Annual Base Salary: Your starting annual base salary will be $470,000, subject to applicable withholding and paid in accordance with the Company’s regular semi-monthly payroll process.  As a full-time exempt employee, you will not be eligible to receive any overtime pay.  Any adjustments to your base salary will be determined by the Company in its sole discretion based upon your performance, the Company’s performance, and other relevant criteria.
Annual Bonus Plan: You will be eligible to participate in the Zscaler, Inc. discretionary Bonus Plan. The plan includes two (2) Performance Periods based on our Fiscal Year (Aug-Jan and Feb-July) payable in March and September, respectively. Your Target Award is 100% of your annual salary, subject to applicable tax withholding, prorated based on your paid employment during the Performance Period, provided that your employment starts at least one month prior to the end of the Performance Period. Target Awards are discretionary and subject to individual and Company performance, and will be payable following the end of each Performance Period provided you remain employed and in good standing with the Company on the date the bonus payment is made. Bonus Plan participation eligibility, Target Awards, Performance Periods and any other terms and conditions are subject to change at the discretion of Zscaler, Inc. and the Plan Administrator.
New Hire Restricted Stock Units: Subject to approval from Zscaler's Board of Directors (or an authorized committee thereof), the terms of the Plan and your equity award agreement, you will receive an award of RSUs. The value of the award is $12,600,000 with the number of shares determined by dividing the award value by the average closing price of Zscaler’s stock for the trading days in the month of your hire date, rounded up to the nearest whole share. 12.5% of these RSUs will vest on December 15, 2025 and 6.25% will vest on each Quarterly Vesting Date (as defined in the Plan or your equity award agreement) thereafter until fully vested.
Performance Stock Units: Subject to approval from Zscaler's Board of Directors (or an authorized committee thereof), the terms of the Plan and your equity award agreement, you will receive additional awards of PSUs. The total value of the awards is $5,400,000 with the number of shares determined by dividing the award value by the trailing 20-day trading average of Zscaler’s stock preceding and ending on the date of approval of each award, or the Grant Date, rounded up to the nearest whole share. To the extent each individual performance criteria is deemed to be achieved by the Board of Directors (or an authorized committee thereof), earned PSUs will vest on the first Quarterly Vesting Date following the quarter in which the respective performance criteria is achieved, subject to you continuing to be employed by the Company through such Quarterly Vesting Date.
Option Grant: The Company will grant you a stock option to purchase 50,000 shares of the Company’s Common Stock (the “Option”).  The Option will be subject to the terms and conditions of the Plan and your Stock Option Agreement entered into under the Plan, including vesting requirements.  Subject to your continued employment with the Company, 25% of the shares subject to the Option shall vest on the one‐year anniversary of your Hire Date, and 1/48th of the shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all shares have vested.
Relocation Support: To help support your move, you will be provided a Relocation Cash Allowance of $25,000, Zscaler will “gross up” this payment to assist in paying the taxes associated with this allowance, subject to local regulations. It will be reported as income in your annual earnings/wages statement. Your Lump Sum will be paid via payroll within your first month of employment.
Travel Arrangements: Zscaler’s Travel team will assist in booking suitable flight/ground transportation for you and your immediate family (if applicable) from your home location to your new work location, as per Zscaler’s Travel & Expense Policy.
Temporary Accommodations: Zscaler’s Travel team will assist in booking suitable temporary housing accommodation for up to 60 days, upon arrival at your new work location. When you are ready to book your travel arrangements, please reach out to bcastle@zscaler.com who will connect you with travel.
You agree to reimburse the Company for any relocation costs incurred on your behalf, including your relocation cash allowance, if you resign before completion of your first year at Zscaler.
Employee Benefits: We proudly offer comprehensive and inclusive benefits to meet the diverse needs of our employees and their families, including medical, dental, vision, life & disability insurance, flexible time off, 401k, and more. Please visit Zscaler Benefits to explore our benefits in more detail, and you will receive further information during onboarding.
Terms & Conditions
Termination of Employment and Compensation/Benefits Changes: Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or notice.  The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. Your at-will status may only be changed by a legally binding written agreement.
Termination in Connection with a Change of Control. Upon approval from the Zscaler Board of Directors, you will be permitted to participate in the Company’s Change of Control and Severance Policy (“COC Policy”) under which you will be eligible to receive certain severance payments and benefits in the event of your Qualifying Termination (as defined in the COC Policy). The benefits of the COC Policy will be substantially similar to those currently in effect for the Company’s other executive officers, but will also include an extension of the period of time in which you have to exercise your vested options to purchase Company common stock subject to the Option until the date that is twelve (12) months following your termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted. Upon being designated participant in the COC Policy, you will be asked to sign a participation agreement that sets forth your rights under the COC Policy.
Termination Unrelated to a Change in Control. In the event the Company terminates your employment hereunder without Cause (as defined in the COC Policy) or you resign for Good Reason (as defined in the COC Policy) prior to any Change in Control (as defined in the COC Policy) , then you shall be entitled to a severance payment equivalent to six (6) months of your base salary at the time of the cessation of your employment (“Severance Payment''), less withholdings, with each of your outstanding Time Based Equity Awards immediately vesting as to the number of then-unvested shares subject to each such Time Based Equity Award which are scheduled to have vested as of the date that is 6 months following the date of your Non-COC Qualified Termination and contingent upon your execution of a signing and not revoking a release of claims in a form substantially similar to release attached hereto as Exhibit B to the COC Policy, subject to such changes as required by law. Such release of claims must become effective and irrevocable no later than the sixtieth (60th) day following your actual termination date. The Severance Payment shall be payable in equal installments in accordance with Company’s normal payroll practices, commencing on the first regular pay date of the Company that occurs after the executed Severance and Release Agreement becomes legally effective; provided, however, the first payment shall include the cumulative amount of payments that would have been paid to you during the period of time between the cessation of your employment and the date such payments commence had such payments commenced immediately following the cessation of your employment. This Severance Payment is in addition to any obligations Company may have as to provision of COBRA coverage, payment of all benefits and compensation earned prior to the termination of your employment, and equity grants pursuant to your equity letter and Company’s Equity Incentive Plan. In the event of a Qualifying Termination (as defined in the COC Policy), no severance payments will be made under the terms of this paragraph.
Severance Benefits. Upon approval from the Zscaler Board of Directors or an authorized committee thereof, you will be permitted to participate in the Company’s Change of Control and Severance Policy (“COC Policy”) under which you will be eligible to receive certain severance payments and benefits in the event of your Non-COC Qualified Termination or a COC Qualified Termination (each as defined in the COC Policy). Except as set forth above with respect to your Sign-on RSUs, the benefits of the COC Policy will be substantially similar to those currently in effect for the Company’s other executive officers. Upon being designated participant in the COC Policy, you will be asked to sign a participation agreement that sets forth your rights under the COC Policy.
Conditions of Employment: As a condition of your employment, you agree to sign the Company’s standard Confidentiality Agreement, a copy of which is enclosed.  You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, the Confidentiality Agreement. This offer of employment is contingent upon your signing and returning the Confidentiality Agreement on or before your employment start date.
Background Check & Right to Work: This offer of employment is also contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company.  Such background/reference checks must be completed before your employment start date.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.  This offer is further contingent on timely receipt of any required visa or immigration authorizations, if applicable for your role.
Complete Agreement/Modification:  This Employment Agreement, along with any other agreements described herein, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral.  You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Agreement.  This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
We are excited about the opportunity to formally welcome you to the Zscaler family and look forward to your contributions to the team. If you have any questions or require further clarification, please do not hesitate to contact your recruiting partner.
Sincerely,
By: /s/ Jay Chaudhry
Jay Chaudhry
Chairman and CEO

**********************************
I hereby agree to and accept employment with Zscaler, Inc. on the terms and conditions set forth in this Employment Agreement.
Signature:        /s/ Kevin Rubin
Full Legal Name:    Kevin Rubin
Date:             April 23, 2025

Zscaler Americas Employee Privacy Notice

Effective Date: March 31, 2023

Introduction
Zscaler Inc. and its associated companies (“Zscaler”, “we”, “our”, or “us”) process your personal data and are committed to safeguarding your privacy. This Zscaler Employee Privacy Notice (this “Notice”) describes the personal information that we collect from or about you and how we use that information. This Notice applies to all our employees, workers, contractors and temporary staff ("employees" or "you") residing in North, South, and Latin America and describes how we collect and use your personal data during and after your working relationship with us.
Legal bases for employee data use
At all times, we collect and use your personal data in accordance with applicable data protection laws. For certain jurisdictions this requires that we establish a lawful legal basis in order to process your Personal data. These legal bases include:
•Legitimate Interests: where it is necessary for our legitimate interests (or those of a third party) and your interests and fundamental rights do not override those interests. The legitimate interests pursued by us are our interests to secure, defend and develop our business and people and to make strategic and corporate responsibility decisions that we deem necessary. Where required, we will inform you about further legitimate interests where it becomes relevant.
•Contractual Obligations: where we need to perform the employment contract or other contract of engagement we have entered into with you.
•Legal Obligations: where we need to comply with a legal obligation to which we are subject.
•Employee’s free and explicit consent: where we have your consent. In general, we do not rely on your consent for data use. However, we may approach you for your consent to allow us to process certain personal data. If we do so, we will provide you with full details of the data that we would like and the reason we need it, so that you can carefully consider whether you wish to freely consent. We will also inform you about the fact that you can revoke your consent at any time and how you should do that. Withholding your consent will never have an impact on your employment with us or will otherwise negatively affect you.
•Legal Disputes: where the processing is necessary to the establishment, exercise or defense of legal claims.
◦where the processing of so-called special categories of data is necessary for the purposes of carrying out the obligations and exercising the rights of you or Zscaler in the field of employment law, social security and social protection law;
◦where the processing of so-called special categories of data where the processing is necessary to assess the working capacity of the employee;
◦where the processing is necessary to exercise or satisfy rights and obligations of employees’ representation laid down by law or by collective agreements; or
◦where a works agreement provides for a legal basis.

How We Use Personal Information
We may use or disclose the personal information we collect from you or about you to do one or more of the following:
•To fulfill or meet the purpose for which you provided the information. For example, if you share your name and contact information to become an employee, we will use that personal information in connection with your employment or potential employment.
•To contact you and to inform you about benefits or information relating to your employment or potential employment.
•To administer pay and compensation.
•To provide, support, personalize, and develop our website and services relating to your employment or potential employment.
•To create, maintain, customize, and secure your information or account with us.
•To conduct employee performance evaluations, revies, assessment, development, and training.
•To process employee work-related claims (e.g. worker compensation, insurance claims, etc.).
•To process your requests or transactions and prevent transactional fraud.
•To provide you with support and to respond to your inquiries, including to investigate and address your concerns and monitor and improve our responses.
•To help maintain the safety, security, and integrity of our systems, website, services, databases and other technology assets, physical spaces, and business processes.
•For research, analysis, and business development, including to develop and improve our business processes, website and services.
•To respond to law enforcement requests and as required by applicable law, court order, or governmental regulations.
•As described to you when collecting your personal information or subsequently agreed to by you.
•To evaluate or conduct a merger, divestiture, restructuring, reorganization, dissolution, or other sale or transfer of some or all of Zscaler assets, whether as a going concern or as part of bankruptcy, liquidation, or similar proceeding, in which personal information held by Zscaler about our employees is among the assets transferred.
Information We Collect
“Personal information” and “sensitive personal data or information” shall have the meaning ascribed to it under applicable laws of the relevant jurisdiction. Personal information does not include de-identified or aggregated employee information.
We may collect personal information from you in a variety of different situations, including but not limited to on our website, your mobile device, through email, in physical locations, through the mail, and/or over the telephone. More specifically, Zscaler may collect the following categories of personal information from you:

Category	Examples of Personal Information that May Be Collected
A. Identifiers. B. Personal information categories C. Protected classification characteristics under state or federal law.
A real name, alias, postal address, unique personal identifier, online identifier, Internet Protocol address, email address, account name, Social Security number, driver's license number, or passport number.

A name, signature, Social Security number, physical characteristics or description, address, telephone number, passport number, driver's license or state identification card number, insurance policy number, education, employment, employment history, bank account number, medical information, or health insurance information.

Age, race, color, national origin, citizenship, religion or creed, marital status, medical condition, physical or mental disability, sex (including gender, gender identity, gender expression, pregnancy or childbirth and related medical conditions), sexual orientation for same sex benefits, veteran or military status.

D. Internet or other similar network activity.	Browsing history, search history, information related to messaging applications.
E. Geolocation data. F. Sensory data.	Physical location. Audio, electronic, visual, or similar information.
G. Professional or employment-related information.	Current or past job history or performance evaluations.
H. Education information, as defined by the Family Educational Rights and Privacy Act I. Inferences drawn from other personal information.
Records that are directly related to a student maintained by an educational agency or institution or by a party acting for the agency or institution.

Profile reflecting a person's preferences, characteristics, predispositions, behavior, attitudes, or abilities.

Special Categories of Personal Information
Special categories of personal data will only be collected and used in so far as we are able to establish an appropriate lawful basis relevant to the special category data, such as where the processing is necessary to exercise rights or comply with legal obligations under employment law, social security and social protection law, where we are establishing, exercising or defending legal rights, where we are assessing your working capacity as an employee, or where there is a relevant substantial public interest exemption under local law (for example, conducting equal opportunity monitoring exercises in certain countries).
Zscaler obtains the categories of personal information listed above from the following categories of sources:
•Directly from you. For example, from forms you complete during onboarding or services we provide you.
•Indirectly from you. For example, from observing your actions on our website or from information your computer or mobile device transmits when interacting with our website or mobile applications, among other things.
•Third parties. Including recruiters who submit your information to us for an employment opportunity that may interest you and consumer reporting agencies for employment background checks.
How We Share Personal Information
Zscaler may disclose your personal information, as described in the table above, to a third party for a business purpose, including to our service providers.
We disclose and share your personal information with the following categories of third parties:
•Service providers.
•Third parties with whom you direct us to share your personal information.
•Third parties as part of our employment process such as consumer reporting agencies for employment background checks.
We take steps to limit access to your Personal Data to those persons who need to have access to it for one of the purposes listed in this Notice. We may share your Personal Data on a need-to-know basis with certain Zscaler employees based on their function within Zscaler (both in the country where you apply and in other countries in which we have operations), as well as vendors and suppliers we use to process data on our behalf; successors in title of our business in case of a corporate transaction; and competent regulatory authorities, enforcement authorities, and other governmental agencies. We ensure that any third party processing your Personal Data equally provides for confidentiality and integrity of your Personal Data in a secure way. This will include transfers of your Personal Data both in the country where you apply and to other countries in which we have operations.
International Transfers of Personal Information
Zscaler operates globally, so your personal data may be transferred to Zscaler group headquarters in the U.S., to Zscaler group employees located inside or outside your country, and/or to a person or company that is not part of the Zscaler group located in or outside your country, on a need-to-know basis.

Zscaler takes all reasonably necessary steps to ensure that your Personal Data is shared and treated securely and in accordance with this Notice and applicable legislation. This means that we entered into legally necessary contracts with recipients of your Personal Data.
Security
Zscaler maintains physical, technical, and procedural safeguards as appropriate to safeguard your personal information. These safeguards are designed to protect your personal information from loss and unauthorized access, copying, use, modification, or disclosure.
Monitoring
While conducting business, Zscaler may monitor employee activities, our premises, and property. When using Zscaler equipment or resources you should not have an expectation of privacy with respect to the use of such equipment or resources.
Retention
Zscaler will retain personal data for as long as necessary to fulfill the purposes for which the personal data was collected, as required by applicable laws or regulatory requirements, and/or as necessary in the event of a legal claim.
Individual Rights and Responsibilities
You have the responsibility to ensure that you notify your employer about changes to your personal data to help ensure that all your personal data is up to date.
Certain jurisdictions may provide you with privacy rights under applicable data protection or privacy law regarding your personal data. You may have the right to:
•Access your personal data,
•Rectify any personal data that is inaccurate,
•Erase your personal data,
•Object to or restrict processing of your personal data, or
•Withdraw consent previously given for any personal data collection and processing.
These rights may be limited depending on the nature of the request.
To exercise any of these rights, please contact us at privacy@zscaler.com.
Changes to this Notice
Zscaler reserves the right to amend this Notice at our discretion and at any time. If we make significant changes to this Notice, then we will provide notice which may include an email notification explaining the impact of any changes.
Contact Information
Please contact Zscaler’s Privacy Team if you have any questions or comments about this Notice or the ways in which Zscaler collects and uses your information as described in this Notice at:
Email: privacy@zscaler.com
Postal Address: ATTN: Zscaler Privacy Team

120 Holger Way, San Jose, CA 95134

Consent for Collection and Use of Personal Information
I hereby accept and agree that I have read and understood the terms and conditions of this Notice.
Further, I understand and accept that the Company will collect personal information/sensitive personal data or information from its employees, as may be required by it. I hereby grant my unconditional consent for the collection, and use, of my personal information/sensitive personal data or information for such purposes as the Company may require.

AGREED AND ACCEPTED
Signature:         /s/ Kevin Rubin
Full Legal Name:     Kevin Rubin
Date:             April 23, 2025